INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement No. 333-34263 of U.S. Restaurant Properties, Inc. on Form S-3 of our report dated January 15, 1998 with respect to the combined statement of revenues and certain expenses of Selected Properties Sold to U.S. Restaurant Properties, Inc. (Perkin's Acquisition) for the year ended June 30, 1997, our report dated January 8, 1998 with respect to the statement of revenues and certain expenses of the Property Sold to U.S. Restaurant Properties, Inc. by L & H Donuts, Inc. for the year ended December 31, 1996, our report dated January 13, 1998 with respect to the combined statement of revenues and certain expenses of Selected Properties Sold to U.S. Restaurant Properties Inc. (Friesenhahn Acquisition) for the year ended December 31, 1996, appearing in the Current Report on Form 8-K/A dated January 23, 1998 of U.S. Restaurant Properties, Inc.




DELOITTE & TOUCHE LLP

Dallas, Texas
January 23, 1998